LICENSE AGREEMENT
                                -----------------

         THIS EXCLUSIVE LICENSE AGREEMENT ("AGREEMENT") dated as of December 8, 2000, is by and between GENIUS PRODUCTS, INC., a California Corporation ("LICENSOR"), c/o of its licensing agent Global Icons, LLC ("GLOBAL"), JAKKS PACIFIC, INC., a Delaware corporation ("LICENSEE").

         WHEREAS, LICENSOR owns or otherwise has the rights to license the copyrights and trademarks listed in SCHEDULE A (the "PROPERTY"); and

         WHEREAS, LICENSEE is a manufacturer, marketer and distributor of products which would benefit from use of the Property; and

         WHEREAS, LICENSEE recognizes the value of the goodwill associated with the Property, and recognizes that the Property and associate goodwill are of value to LICENSOR; and

         WHEREAS, LICENSOR has appointed GLOBAL as its master licensing agent to represent LICENSOR in its licensing program and under this Agreement; and

         WHEREAS, LICENSOR desires to grant and LICENSEE desires to acquire a license to manufacture, distribute and/or sell various products (as specified below) utilizing the Property under the terms and conditions as set forth below;

         NOW THEREFORE, in consideration of the mutual covenants set forth herein and for other consideration the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.       GRANT OF LICENSE; TERM; LIMITATIONS

         (a) LICENSE. Subject to the terms and conditions of this Agreement, including but not limited to the rights reserved in Paragraph 1(b), 1(c), 1(d) and 1(e), LICENSOR grants to LICENSEE an exclusive, non-transferable right and license to use the Property in the manufacture, distribution and sale of the Licensed Product (as defined in Paragraph 1(c)) in the Territory (as defined in Paragraph 1(d)) and in the Channels of Distribution (as defined in Paragraph 1(d)) (the "LICENSE"). Other than as set forth herein, LICENSEE agrees not to use the Property, directly or indirectly in any Excludable Territory (as defined in Paragraph 1(d)) or on any goods other than the Licensed Products, and agrees not to sell any Licensed Products with the actual knowledge of LICENSEE's senior officers that the purchaser intends to re-sell the Licensed Product in any Excludable Territory. Upon LICENSEE's senior officers' actual knowledge of such intended or actual unauthorized sale, LICENSEE shall immediately advise LICENSOR of all details of such sales and shall immediately cease all sales to such third party.

         (b) LIMITATIONS ON LICENSE: No license is granted hereunder for the use of the Property for any purpose other than on or in connection with the Licensed Products. No license is granted hereunder for the manufacture, sale or distribution of Licensed Products to be used for the purpose of increasing the sale of another item; promoting or publicizing any product or service; fund-raising or as giveaways; or to motivate a sales force, merchant, consumer, or any other person to perform a specific act. LICENSEE's right to manufacture, sell or distribute any Licensed Products for the purpose of increasing sale of another item; promoting or publicizing any product or service; fund-raising or as giveaways; or to motivate a sales force, merchant, consumer, or any other person to perform a specific act, shall be conditional on obtaining the prior written consent of LICENSOR which shall not be unreasonably withheld. Consent shall be deemed given if LICENSOR fails to respond within 10 days of receiving a request for consent from LICENSEE.



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         (c)      LICENSED PRODUCTS. The "LICENSED PRODUCTS" are defined as
                  delineated and categorized in SCHEDULE 1(C) attached hereto and incorporated herein, manufactured by LICENSEE, approved as to quality by LICENSOR prior to public exposure as provided by Paragraph 5, and that bear the LICENSOR's trademarks on the said products and any labels, in accordance with the provisions of Paragraph 1(f). With respect to any Licensed Product not sold in the United States through a Channel of Distribution on or prior to December 31, 2002, the License to such Licensed Product shall terminate with immediate effect without further action required on the part of LICENSOR.

         (d) TERRITORY; CHANNELS OF DISTRIBUTION. The License granted in Paragraph 1(a) above is for all countries world-wide (the "Territory"), except for those countries in which LICENSEE has not sold any Licensed Product through a Channel of Distribution by June 30, 2003 (any such country, an "Excludable Territory"), provided however, that if any Excludable Territory is a country other than Australia, Canada, Japan or one in the European Union, LICENSEE shall have a right of first refusal with respect to the grant of a license for any Licensed Product to any new licensee. LICENSEE shall make sales of Licensed Products through the Channels of Distribution defined in Schedule 1(d) attached hereto.

         (e) OWNERSHIP AND RESERVED RIGHTS. LICENSOR reserves and retains the right, title and interest in the Property, and reserves and retains the right to:

                  (i) license, design, manufacture, distribute and sell at wholesale, retail or otherwise (1) any products other than the Licensed Products, in the Territory and (2) any Licensed Products in any Excludable Territory, in each case, including home furnishing products that include gift packs containing rack toys usually sold in the juvenile aisle in retail outlets; and

                  (ii) design and manufacture within the Territory, Licensed Products for distribution and sale in any Excludable Territory.

                  LICENSEE may not use the Property in any manner other than as expressly licensed under this Agreement. LICENSEE shall not claim any right, title or interest in the Property or goodwill associated therewith other than pursuant to the limited license granted in this Agreement and hereby waives any right it otherwise might acquire as a licensee, distributor or holder of a business opportunity.

         (f) PROPERTY USE AND MARKING. LICENSEE shall use the Property in a manner that does not derogate LICENSOR's rights therein or in any manner detract from or damage the goodwill associated therewith. When the Property is used in text, it shall be distinguished from the surrounding text. When LICENSEE uses the any trademark on Licensed Products, labels, hang tags, packaging, or in advertisements or other promotional material, the trademark shall be designated as such by use of the "TM" notation or the "(R)" symbol, as directed by LICENSOR, as a superscript to the mark. LICENSEE agrees that the trademark will appear on each Licensed Product and its packaging, if any. LICENSEE shall use only those tags, labels and packaging materials which have been previously approved in writing by LICENSOR. On all Licensed Products, LICENSEE shall affix such legends, markings and notices as reasonably required by LICENSOR and the law. LICENSEE shall not cause any Licensed Product to be out of production for a period of more than six
                  (6) consecutive months except with LICENSOR's prior written consent.

         (g) LICENSE TERM. Subject to earlier termination as otherwise provided in this Agreement, the term of the License hereunder shall commence on the date hereof, and will continue until June 30, 2004 (the "LICENSE TERM").

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         (h)      NO SUBLICENSE OR ASSIGNMENT.

                  (i) LICENSEE has no right to, and shall not, transfer or assign, or grant any sublicense, concession, right or privilege relating to, the Property or the Licensed Products either directly, indirectly or by operation of law. A change of ownership, as defined in Paragraph 9(c)(1) shall constitute an assignment.

                  (ii) LICENSEE shall contract for the manufacture of the Licensed Products by a third party only pursuant to a written agreement with such third party approved in writing by LICENSOR.

2.       MANUFACTURING, MARKETING AND PROMOTION

         (a) MANUFACTURE. LICENSEE agrees that the Licensed Product shall equal or exceed all industry and government standards established in respect of safety and fitness for use. All applicable government standards of the Territory shall be followed, whether federal, state or local. If the Territory is the U.S. or is inclusive of the U.S., such standards shall include, but not be limited to, the Consumer Product Safety Act and all appropriate sections of the Code of Federal Regulations, and to the extent applicable, the Products shall equal or exceed the standards set forth in the Hazardous Substances Act, the Flammable Fabrics Act, the Child Safety Protection Act and the Toy Manufacturers of America Safety Standards as contained in ASTM F963 and comparable industry standards. Prior to commencing shipment of each Licensed Product and on a regular basis thereafter but no less frequently than annually, or as otherwise requested by LICENSOR, LICENSEE agrees to provide to LICENSOR at LICENSEE's expense a certificate of an approved independent testing laboratory certifying that the Products comply with such standards and regulations. Each certificate that is provided must specifically describe the Products that are covered by the certificate, including the manufacturing source of the Products being tested.

         (b) MARKETING AND PROMOTION. LICENSEE shall use its best efforts to exploit the License throughout the Territory, including but not limited to, selling commercial quantities of a representative sampling of the Licensed Products of the various styles as approved by LICENSOR; offering for sale the Licensed Products so that they may be sold to the consumer on a timely basis; and maintaining a sales force sufficient to provide effective distribution throughout the Territory; and cooperating at LICENSEE's expense with LICENSOR's and any of its other licensees' marketing, merchandising, sales and anti-counterfeiting programs. Failure of LICENSEE to commence marketing the Licensed Products within twelve (12) months of the date of this Agreement shall be a material breach of this Agreement.

         (c) ADVERTISING AND PROMOTION; APPROVAL. All advertising and promotion of the Licensed Products must be consistent with the high quality, image and standards of LICENSOR and shall be subject to the prior express written approval of LICENSOR. No advertising or promotional material shall refer to LICENSOR's name without LICENSOR's prior written approval.

         (d) THIRD PARTIES. No manufacturer engaged by LICENSEE may sell or ship Licensed Products to any party except LICENSEE, and LICENSEE shall not contract for the manufacture and/or sale of the Licensed Products by a third party without the prior express written approval of LICENSOR which will not be unreasonably withheld and then only pursuant to a written agreement with such third party approved by LICENSOR, unless LICENSOR expressly waives such requirement. The written agreement shall obligate the third party to the applicable obligations of the LICENSEE under this Agreement such as, for example, the quality standards, protection and use of the Property, Confidential Information, right of inspection of premises, books and records, and prevention of resale of seconds.

         (e) STYLE GUIDE. LICENSEE, at LICENSOR's request, will contribute to the development and production of the art and materials for a style guide for the Property, to be made available to all other licensees of the Property. LICENSEE acknowledges that LICENSOR has already engaged other parties to develop a style

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                  guide for the Property and that LICENSEE's involvement in
                  developing such guide will be collaborative and in co-operation with such parties. All out-of-pocket expenses incurred by LICENSOR in the development and production thereof will be for the account of LICENSOR and may be recouped by LICENSEE from Royalties otherwise payable hereunder. Any report rendered under Paragraph 4(a) shall set forth in reasonable detail such out-of-pocket expenses.

3.       ROYALTIES.

         (a) GUARANTEE AND ADVANCE. LICENSEE hereby guarantees Royalties (as defined in Paragraph 3(c)) of not less than $75,000 (the "GUARANTEE"). Upon execution of this Agreement, LICENSEE shall pay a non-refundable sum of $37,500 (the "ADVANCE"), to GLOBAL on behalf of LICENSOR. The Advance shall serve as an advance against the Royalties payable by LICENSEE hereunder. Once Royalties owed to LICENSOR surpass the amount of the Advance, LICENSEE shall make quarterly Royalty payments as set forth herein. The balance of Guarantee, less the Advance, shall be paid in full not later than December 31, 2002. Furthermore, if LICENSEE fails to feature five (5) Licensed Products at the New York Toy Fair within the first year of the Term of this Agreement, LICENSEE shall be required to pay an additional Fifty Thousand Dollars ($50,000) recoupable additional advance fee within thirty (30) days upon the expiration of the first year of the Term of this Agreement.

         (b) NET SALES. For purposes of calculating any Royalty (as defined in Paragraph 3(c)), "NET SALES" shall mean the full wholesale prices in U.S. dollars of Licensed Products, billed, invoiced or shipped per each calendar quarter, whichever is first to occur, by LICENSEE to its customers within the Territory during the "ROYALTY PERIOD" (defined in Paragraph 3(c)), less actual discounts and defective allowances and less defective merchandise returns actually received by LICENSEE. Returns on account of defective merchandise shall not exceed an aggregate of five percent (5%) of Net Sales. If such returns do exceed the five percent (5%) threshold, it shall be considered a material breach of this Agreement by LICENSEE.

         (c) PERCENTAGES FOR SALES TO U.S. BASED CUSTOMERS. LICENSEE agrees to pay a royalty to GLOBAL on behalf of LICENSOR at rates equal to the percentages of LICENSEE's Net Sales, as set forth below (the "ROYALTY"), in each calendar quarter within thirty
                  (30) days after the end of each calendar quarter for the sales of the Licensed Products sold during such calendar quarter. For the duration of the License Term. Each such quarterly period is referred to as a "ROYALTY PERIOD":

                  ROYALTY RATE                                 NET SALES
                  ------------                                 ---------
                            7%                     US$0 to US$10,000,000
                            8%            US$10,000,000 to US$15,000,000
                           10%                    US$15,000,000 and over

                  Notwithstanding the foregoing, the above-defined Royalty Rates shall decrease by 2% in the event that a Licensed Product is
                  (i) advertised on television with a minimum of $1,000,000 advertising expenditure by LICENSEE and that (ii) such Licensed Product is invented by a third party other than LICENSEE.

         (d) Percentages for International Sales: LICENSEE agrees to pay the following Royalty Rates based on LICEENSEE's international Net Sales in each Royalty Period:

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                  ROYALTY RATE                                 NET SALES
                  ------------                                 ---------
                          3.5%      $0-$10,000,000 during the  year 2001
                            5%        US$10,000,000 during the year 2001
                            5%         Of Net Sales during the year 2002
                            6%         Of Net Sales during the year 2003

         (e) TIME OF PAYMENTS OF ROYALTY. Within thirty (30) days after the end of each Royalty Period during the Term, LICENSEE shall pay GLOBAL on behalf of LICENSOR, in U.S. Dollars by check or in any other manner designated by LICENSOR in writing, the Royalty (applicable for the prior Royalty Period) less the non-refundable Advance not otherwise credited.

         (f) LIQUIDATED DAMAGES, LATE PAYMENTS. LICENSEE acknowledges that late payment of any sums due to LICENSOR will cause LICENSOR to incur costs not contemplated by this Agreement and that the exact amount of such costs are extremely difficult and impractical to fix. If any payment is not received by LICENSOR within ten (10) days of the due date, LICENSEE shall pay to GLOBAL on behalf of LICENSOR a late charge on all overdue payments calculated at an annualized rate of fourteen percent (14%) of such overdue sum. This late charge represents a fair and reasonable estimate of the costs that LICENSOR will incur by reason of late payment by LICENSEE.

         (g) INDEPENDENT COVENANT. The obligation of LICENSEE to pay royalties is absolute notwithstanding any claim which LICENSEE may assert against LICENSOR, and LICENSEE shall not have the right to set-off, compensate against or make any deduction from Royalties for any reason whatsoever. Notwithstanding the foregoing, LICENSEE may set-off or make deductions from Royalties amounts due LICENSEE with respect to (i) overpayments of Royalties and (ii) out-of-pocket expenses incurred with LICENSOR's prior written consent.

4.       DEPOSITS; BOOKS AND RECORDS

         (a) REPORT. At the time each Royalty payment is due, LICENSEE agrees to deliver to LICENSOR and GLOBAL a report setting forth: Net Sales and Royalty payable for the Royalty Period covered by the report, as well as any out-of-pocket expenses under Paragraph 2(e) or Advance credited against such Royalty, the form of which first shall be approved by LICENSOR and amended as requested by LICENSOR.

         (b) SEPARATE BOOKS AND RECORDS. LICENSEE shall maintain separate and appropriate books of account and records sufficient to reconcile the number of units manufactured that are Licensed Products with the number of units sold, separated by the appropriate Channels of Distribution, all in accordance with generally accepted accounting principles.

         (c) RIGHT TO EXAMINE. LICENSOR and GLOBAL, at all times during and after termination or expiration of this Agreement, shall have the right, through any authorized representative of its choice, on five (5) business days advance notice to LICENSEE, to examine and copy all of LICENSEE's books and records relating to the manufacture and sale of the Licensed Products not more then once during a twelve (12) month period, unless in such period an audit discloses an underpayment of Net Sales or an underpayment of Royalties in either case exceeding four (4%) or $25,000 for the calendar year being audited. LICENSOR and GLOBAL shall have the right to examine the books and records of all companies with common ownership which transact business with LICENSEE. "COMMON OWNERSHIP" shall mean that one or more of the principals, partners or shareholders is a principal, partner or shareholder of LICENSEE. All such examinations shall be at LICENSEE's principal place of business and during normal business hours. LICENSEE shall keep

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                  all books of account and records available for at least three
                  (3) years after the close of each fiscal year to which they relate. LICENSEE shall maintain its books and records available for inspection in the place where they are maintained in the ordinary course of business. If an examination discloses that LICENSEE has understated Net Sales or underpaid any Royalty for any report period, without prejudice to any of LICENSOR's rights, LICENSEE shall pay GLOBAL on behalf of LICENSOR the amount, if any, by which the actual Royalties exceed Royalties paid within ten (10) days of receipt of notice by LICENSOR and GLOBAL to such effect, together with the applicable late charge as provided. Further, if LICENSEE underpays Royalties by more than four (4%) or $U.S. 25,000 (whichever is less) for any calendar year, LICENSEE shall pay all costs, fees and expenses incurred by LICENSOR and GLOBAL in conducting such examination, in addition to any late charges and interest provided fir in this Agreement and reasonable attorneys' fees.

5.       QUALITY STANDARDS

         (a) STANDARDS. LICENSEE agrees to cause the Licensed Products to be:

                  (i) of quality, material, workmanship, condition, appearance, and image at least equivalent to the quality, material, workmanship, condition, appearance, and image of other similar products of LICENSOR;

                  (ii) in accordance with this Agreement and all applicable laws and rules, and within the definition of Licensed Products, and

                  (iii) in conformity with designs and samples supplied by LICENSEE and approved by LICENSOR as provided in this Paragraph 5.

         (b) RIGHT TO APPROVE OR REJECT. Subject to the terms hereof, LICENSOR shall have sole and absolute discretion with respect to the approval of all concepts, pre-production prototypes, and production samples of all Licensed Products to be manufactured, marketed, distributed, used or sold by LICENSEE hereunder

                  (i) LICENSEE shall seek LICENSOR's approval with respect to any concept of a Licensed Product, and LICENSOR shall be deemed to have granted approval unless LICENSOR disapproves of such concept in writing within ten (10) business days of receiving written notice from LICENSEE requesting approval. LICENSEE shall submit to LICENSOR all final designs, specifications and color details of the concept of the Licensed Product as part of the approval process.

                  (ii) LICENSEE shall seek LICENSOR's approval with respect to any pre-production prototype of a Licensed Product, and LICENSOR shall be deemed to have granted approval unless LICENSOR disapproves of such prototype in writing within ten (10) business days of receiving written notice from LICENSEE requesting approval. LICENSEE agrees to supply LICENSOR with one
                           (1) prototype (including the proposed packaging, advertising, display, labeling, trade dress, merchandising, and all other material of any character whatsoever related thereto) together with a description of the intended use of the material of each Licensed Product for its inspection and approval. LICENSEE shall be responsible for any and all costs of shipping and handling incurred in providing the prototype.

                  (iii) LICENSEE shall seek LICENSOR's approval with respect to any production sample of a Licensed Product, and LICENSOR shall be deemed to have granted approval unless LICENSOR disapproves of such production sample in writing within five (5) business days of receiving written notice from LICENSEE requesting approval. If LICENSEE disapproves of such sample, LICENSOR shall make changes to the sample prior to commencing production. LICENSEE agrees to supply LICENSOR with ten (10) production samples (including the final

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                           packaging, advertising, display, labeling, trade
                           dress, merchandising, and all other material of any character whatsoever related thereto). LICENSEE shall be responsible for any and all costs of shipping and handling incurred in providing the production samples. LICENSOR and GLOBAL shall have the right to purchase additional production samples for their own personal use at the lowest wholesale price of the Licensed Products at LICENSEE's wholesale cost (less Royalties).

                  (iv) If a Licensed Product in production fails to conform to the production sample, whether approved or deemed approved, LICENSOR shall immediately cease the production of such non-conforming Licensed Product, and shall immediately make changes to the production model during the manufacturing process to cause the Licensed Product to conform in all respects to the approved production sample.

                  (v) No approval of any concept, pre-production prototype, production sample or production model shall be deemed or construed as a determination by LICENSOR that any Licensed Product complies with the applicable laws, rules or regulations of any Territory governing any such Licensed Product, including, without limitation, any implied warranties of merchantability or fitness for a particular purpose.

                  (vi) LICENSEE shall not manufacture, distribute, market, use, give away or sell any concept, pre-production prototype, production sample or production model of any Licensed Product that has been disapproved by LICENSOR or in respect of which the approval process has not been complied with by LICENSEE, or which, in the case of a production model, fails to conform to the approved production sample, and any breach hereof shall be deemed a material breach.

                  (vii) LICENSEE shall supply LICENSOR and GLOBAL with 24 samples of each of the completed Licensed Products, promptly upon completion. LICENSEE shall be responsible for any and all costs of shipping and handling incurred in providing said samples under this Agreement. LICENSOR and/or Global shall have the right to purchase additional samples for their own personal use at the lowest wholesale cost of the Licensed Products.

         (c) APPROVAL OF FACILITIES. LICENSEE shall provide the addresses of all facilities, including third party manufacturers, at which the Licensed Products are manufactured. LICENSOR and GLOBAL shall have the right to inspect and approve all such facilities of LICENSEE. LICENSEE's agreements with third party manufacturers shall provide for the right of LICENSOR and GLOBAL to inspect such third party's facilities. All inspections shall be during regular business hours upon twenty-four (24) hours notice to LICENSEE or LICENSEE's third party manufacturers. Inspections may include any reasonable actions necessary to assure LICENSOR that the Licensed Products are made and displayed in accordance with this Agreement, including but not limited to laboratory testing.

6. CONFIDENTIALITY For purposes of this Agreement, "CONFIDENTIAL INFORMATION" shall mean all non-public information concerning the parties' business and operations, unpublished copyrighted materials, release dates, marketing and promotional strategies, information about new products, properties and characters, and the terms and conditions of this Agreement. Each party agrees to keep all Confidential Information of each other's strictly confidential and to use such knowledge only to the exercise and performance of its respective rights and obligations under this Agreement; except that Licensed Products may be displayed and any detail evident from examination of a Licensed Product may be disclosed only at and after the line-break applicable to that Licensed Product and season. Upon expiration or termination of this Agreement, whichever first occurs, LICENSEE shall return all designs, patterns, samples and other embodiments of Confidential Information not yet disclosed as provided in the preceding sentence.

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7.       INTELLECTUAL PROPERTIES

         (a) PROPERTY VALUE. LICENSEE acknowledges that the Property has great value and associated goodwill because the public and the industry associate the Property with goods having consistently high quality that are sold primarily by retailers of high repute who sell primarily high quality goods and who maintain high merchandising standards. LICENSEE shall use its commercially reasonable efforts to preserve the value and goodwill of the Property and to cooperate with LICENSOR's efforts to preserve their value and goodwill as contemplated by this Agreement.

         (b) PROPERTY OWNERSHIP. LICENSEE acknowledges LICENSOR's ownership of the Property, and acknowledges that all use of such Property inures to the exclusive benefit of LICENSOR. LICENSEE shall not at any time either during or after the Term of this
                  Agreement:

                  (i) claim ownership of or attempt to register the Property;

                  (ii) do or commit any act which would adversely affect the validity of the Property;

                  (iii)    infringe LICENSOR's rights in the Property;

                  (iv)     use any business name with the Property in it;

                  (v)      seek to cancel the Property rights; or

                  (vi) engage in any activity which may contest, dispute, dilute or otherwise impair the right, title, interest or goodwill of LICENSOR in the Property. For the purpose of protection of rights in the Property only, all uses of the Property made by or on behalf of the LICENSEE are deemed to have been made by LICENSOR.

         (c)      REGISTRATIONS:

                  (i) LICENSEE shall cooperate with LICENSOR and GLOBAL in the execution, filing and prosecution of trademark, copyright or patent applications; LICENSEE shall supply LICENSOR and GLOBAL with samples for applications. LICENSEE shall cooperate with LICENSOR and GLOBAL in making and terminating registered user entries. LICENSOR shall pay all costs and fees in connection with filing and prosecution of trademarks, copyrights and patents. These obligations shall survive termination.

                  (ii) LICENSOR and LICENSEE shall file applications and documents with the appropriate government office, as required by law or as deemed prudent by LICENSOR, at LICENSOR's sole cost.

         (d) INFRINGEMENTS. LICENSEE shall immediately give notice to LICENSOR and GLOBAL, by telephone and in writing, of any infringement or misuse of any Property by any third party of which LICENSEE's senior officers become aware. LICENSOR shall have the right, but not the requirement, to commence legal action regarding any misuse at its expense. LICENSEE shall cooperate fully and promptly in any infringement action commenced by LICENSOR or GLOBAL as LICENSOR shall require; PROVIDED, HOWEVER, that any and all costs incurred by LICENSEE in connection with such litigation shall be borne by LICENSOR, except nominal or sample costs shall be borne by LICENSEE.

8.       INDEMNITY; INSURANCE ; REPRESENTATIONS

         (a) LICENSEE'S INDEMNITY. LICENSEE agrees to indemnify, defend and hold harmless LICENSOR and GLOBAL, and each of their respective shareholders, members, directors, officers, employees and agents from and against any and all obligations, liabilities, claims, demands, suits, actions, causes of action, damages and expenses (including but not limited to reasonable attorney's fees) caused by or arising from LICENSEE's manufacture, labeling, marketing, use, sale or distribution of Licensed Products or any other goods, or from product liabilities arising from the manufacture, labeling, marketing, use or sale of any of the Licensed Products or other goods by LICENSEE, or from any alleged defect in a

                  Licensed Product regardless of whether the action is based upon negligence or strict liability, and regardless of whether the alleged negligence of LICENSEE is characterized as "passive" or "active"; or from unauthorized use by LICENSEE of LICENSOR's rights in the Property, or from any casualty or other risk of loss, damage or destruction of the Licensed Products or any materials, supplies or inventory therefor, or for any violation of any warranty, representation or agreement made by LICENSEE pertaining to a Licensed Product.

         (b) LICENSOR'S INDEMNITY. LICENSOR agrees to indemnify and hold harmless LICENSEE, its officers, directors, employees and agents from and against all third party claims, damages, losses, liabilities, suits and expenses (including reasonable attorneys' fees) arising out of or by any reason of any breach by LICENSOR of any of the representations, warranties or covenants made by it hereunder.

         (c) INSURANCE. LICENSEE shall maintain in full force and effect at all times while this Agreement is in effect, product liability insurance with minimum limits of $2,000,000 per occurrence (excluding the costs of providing a defense), and naming LICENSOR and GLOBAL as additional named insureds. Such policy shall be primary and not contributory. LICENSEE shall deliver to LICENSOR a certificate of insurance evidencing satisfactory coverage and indicating that LICENSOR shall have thirty (30) days prior notice of cancellation, non-renewal or of any material change in coverage. LICENSEE's insurance shall be covered by a BEST Guide or B+ VII or better. This insurance may be obtained for LICENSOR by LICENSEE in conjunction with a policy which covers products other than the Licensed Products. LICENSEE shall furnish certificates and endorsements of the required insurance policies. Upon request, LICENSEE shall provide copies of policies. The insurance set forth in this section must cover the entire Territory.

         (d) If either party learns of a claim related to this Agreement or the Licensed Products, it shall immediately notify the other party by telephone, and in writing transmitted by overnight courier, of the subject matter, the parties and the nature of the claim. If the claim pertains to any of LICENSEE's obligations under this Agreement or the Licensed Products, LICENSEE shall promptly inform LICENSOR of what steps it is taking to correct the claim or complaint whether by consumer or a government body. LICENSOR and LICENSEE shall cooperate in the resolution of all such claims.

         (e)      LICENSOR'S REPRESENTATIONS AND COVENANTS.

                  (i) LICENSOR represents and warrants that (1) it has all necessary intellectual property rights to license the Property to LICENSEE for use in the United States as authorized hereunder and (2) LICENSEE's use of the Property in the United States as authorized hereunder will not infringe on the intellectual property rights of any third party.

                  (ii) LICENSOR covenants (1) upon execution of this Agreement, to take reasonable commercial efforts to register all necessary intellectual property rights relating to the Property in Australia, Canada and Japan, and in such countries of the European Union as reasonably requested by LICENSEE and (2) to take reasonable commercial efforts to register all necessary intellectual property rights relating to the Property in such other countries and at such other times as reasonably requested in writing by LICENSEE. LICENSOR shall notify LICENSEE of commencing such applications and provide LICENSEE with copies of final registration(s), if any. Once a registration process has been finalized in a particular country, LICENSOR's representation and covenants contained herein shall extend to such finalized registration.

                  (iii) There are no implied warranties for merchantability or fitness for any particular purpose.

         (f)      NO LEGAL IMPEDIMENTS. The parties represent and warrant that:

                  (i) they have the full right, power and authority to enter into this Agreement and to perform all obligations;

                  (ii) they are financially capable of performing their obligations.

         (g) LICENSEE REPRESENTATIONS. LICENSEE warrants and represents that it is a Delaware corporation, validly existing and in good standing under the laws of Delaware. LICENSEE further represents and warrants that it will use its best efforts to market the Licensed Products. LICENSEE further represents that entering into this Agreement will not result in the violation of: (i) the organizational documents or bylaws of LICENSEE,
                  (ii) any agreement, contract, lease, license, document or other commitment, written or oral, to which LICENSEE is a party or may become bound, or (iii) any applicable law, rule, license or regulation.

         (h) COMPLIANCE WITH LAW. LICENSEE shall take all actions required by any local, provincial, national or regional agency, government or commission to carry out the purposes of this Agreement in compliance with applicable law. LICENSEE shall immediately provide LICENSOR and GLOBAL with copies of any communications to or from any such agency, government or commission which relates to or affects this Agreement or the Licensed Products.

9.       TERMINATION

         (a) OTHER RIGHTS UNAFFECTED. Termination on any ground shall be without prejudice to any other rights or remedies.

         (b)      TERMINATION FOR BREACH OR MATERIAL BREACH.

                  (i) Subject to the terms hereof, if LICENSEE or LICENSOR breaches any of its obligations, the other may terminate this Agreement by transmitting to the breaching party a notice of termination (the "NOTICE OF TERMINATION").

                  (ii) Termination will become effective automatically unless the breaching party completely cures the breach within five (5) business days of giving the Notice of Termination if the breach is either a failure to pay money or is a breach designated herein to be a "material breach", and within twenty (20) non-business days ("Cure Period") of the giving of such Notice of Termination if the breach is any other breach except as otherwise herein provided. Notwithstanding anything to the contrary contained herein, LICENSEE may, on a case-by-case basis, submit in writing a request for an extension of the Cure Period giving specific reasons for such request, and LICENSOR shall, in its own discretion, determine whether to approve such an extension, provided that such approval shall not be unreasonably withheld.

                  (iii) If the LICENSEE is the breaching party, LICENSEE may continue to ship Licensed Product PROVIDED the breach is being cured in good faith.

         (c)      GROUNDS FOR IMMEDIATE TERMINATION.

                  (i) INSOLVENCY: LICENSOR may terminate if: a petition for relief under the Bankruptcy Code is filed by or against the LICENSEE; LICENSEE makes any assignment for the benefit of its creditors; LICENSEE becomes the subject of proceedings under any insolvency, reorganization or receivership law; LICENSEE defaults on any obligation which is secured by a security interest, in whole or in part, in the Licensed Products; or, a receiver is appointed for LICENSEE or a substantial part of its business interests. Termination will become effective automatically sixty
                           (60) days after LICENSOR gives notice if LICENSEE: fails to discharge the bankruptcy or terminate the assignment for the benefit of creditors. The license and rights granted are personal to LICENSEE. No assignee for the benefit of creditors, receiver, debtor in possession, trustee in bankruptcy, sheriff or any other officer or court charged with taking over custody of LICENSEE's assets or business, shall have any right to continue performance of this Agreement or to exploit or in any way use the Property if this Agreement is terminated pursuant to the preceding subparagraph, except as may be required by law.

                  (ii) LICENSEE underpays Royalties by more than five percent (5%) or US $75,000 (whichever is less) for any calendar year and such underpayment is not cured within five (5) business days of final determination of such underpayment.

                  (iii)    LICENSEE ceases to do business.

                  (iv) LICENSEE manufactures, markets, distributes, uses or sells a Licensed Product for which LICENSEE failed to obtain approval as provided in Section 5(b) and LICENSOR notifies LICENSEE of such breach and declines to grant approval with respect to such manufacture, distribution, marketing or sale of Licensed Products.

10.      OBLIGATIONS AT EXPIRATION OR TERMINATION

         (a) TERMINATION OF RIGHTS. Upon expiration or termination of this Agreement for any reason, all rights in the Property granted to LICENSEE shall automatically terminate and LICENSEE shall cease and desist from any and all manufacture, sale, distribution or disposal of the Licensed Products, or any use of the Property or of any Licensed Products or Property which are substantially or confusingly similar to the Property, except as specifically provided in this Paragraph.

         (b) INVENTORY. Upon LICENSOR's request, within ten (10) days after the expiration of this Agreement or, in the event of its termination or non-renewal, within ten (10) days after the receipt of a Notice of Termination or a notice of non-renewal or the happening of an event which terminates this Agreement where no notice is required, LICENSEE shall give LICENSOR and GLOBAL a written statement showing: i) the Licensed Products in its possession or under its control; ii) location of the inventory; iii) work in process; iv) Licensed Products in transit; and v) the name, address and telephone number of each contractor and/or shipper and sales representative. LICENSEE shall dispose of these goods only pursuant to the specific written instructions of, and under the terms imposed by, LICENSOR.

         (c) OTHER ITEMS BEARING THE PROPERTY. All items other than the Licensed Products, bearing the Property, such as stationary, business cards, etc., shall be destroyed or delivered to LICENSOR immediately upon termination or expiration.

         (d)      SELL-OFF PERIOD.

                  (i) Following the expiration or termination of this Agreement, LICENSEE shall deliver within thirty (30) days to the LICENSOR a statement indicating the number and description of the Licensed Products in the LICENSEE's inventory.

                  (ii) Upon the expiration or termination of this Agreement, LICENSEE shall immediately cease manufacturing the Licensed Products and discontinue its use of the Property; provided, however, that LICENSEE shall have a period of one hundred twenty (120) days after such expiration or termination to sell the Licensed products remaining in its inventory (the "SELL-OFF PERIOD"). The LICENSOR shall be entitled to receive Royalties in connection with all sales made by the LICENSEE during the Sell-off Period.

                  (iii) Upon the expiration of the Sell-off Period the LICENSEE shall cease to sell the Licensed Products and shall supply to the LICENSOR a description of its remaining inventory of the Licensed Products at such date.

         (e) RIGHT TO PURCHASE. LICENSOR or LICENSOR's designee shall have the option (but not the obligation) to purchase all or any part of LICENSEE's inventory of Licensed Products upon the following terms:

                  (i) LICENSOR shall notify LICENSEE of the intention to exercise this option within thirty (30) days of delivery of the inventory and shall specify the Licensed Products to be purchased;

                  (ii) If Agreement terminates because of LICENSEE's breach, then LICENSOR should have the right to purchase inventory at 70% of the LICENSEE's lowest wholesale cost. If Agreement terminates by its terms or because of LICENSOR's breach, then LICENSOR should have the right to purchase inventory at lowest wholesale price The price for all other Licensed Products which are not manufactured by LICENSEE shall be LICENSEE's landed costs. "LANDED COSTS" means the F.O.B. price of Licensed Products together with customs, duties, and brokerage, freight and insurance;

                  (iii) LICENSEE shall deliver the Licensed Products purchased within fifteen (15) days of receipt of the notice to purchase. The purchase price shall be payable upon delivery; provided that LICENSOR shall be entitled to deduct any amounts owed it by LICENSEE.

         (f) WAIVER OF GOODWILL. LICENSEE waives any claim which it may have arising from any alleged goodwill created by LICENSEE from the alleged creation or increase of a market for Licensed Products.

         (g) RIGHT TO MANUFACTURE AND OFFER FOR SALE. At least three (3) months prior to expiration of this Agreement, LICENSEE shall notify LICENSOR of its intention to renew the Agreement. Without limiting LICENSOR's other rights in this Agreement, at any time during the three (3) months preceding expiration or termination, LICENSOR or any new licensee shall have the right to start manufacturing the Licensed Products.

         (h) DISPOSAL OF INVENTORY. Upon expiration or termination, all inventory not disposed of in accordance with this Paragraph shall be destroyed; however, such inventory may be sold provided that 1) all Property (and all markings of any kind associated with LICENSOR) are removed subject to inspection and approval of LICENSOR; and 2) the public is not advised of any association of the inventory with the Property or LICENSOR.

         (i) SUPPLIES BEARING THE PROPERTY. Upon the sooner of termination or thirty (30) days prior to expiration, at the reasonable request of LICENSOR, which request shall solely be made to the extent necessary to reassume, preserve goodwill in the Property that LICENSOR otherwise believes may otherwise be at risk, LICENSEE shall provide an inventory of all supplies of any type bearing the Property, which shall specify the location of such items.

         (j) LICENSEE shall purchase all items bearing the Property held by any supplier and shall have all such items delivered to LICENSOR.

11. NOTICE AND APPROVALS Any notice, approval, consent or agreement required or permitted under this Agreement shall be effective only if in writing, signed by an officer of the party giving notice, and delivered in person, or mailed by certified or registered mail return receipt requested, or transmitted by facsimile transmission with electronic confirmation of receipt to the addressee's address or facsimile number set forth below (or such other address or facsimile number as the party changing its address specifies in a notice to the other party specifically referring to this Paragraph):

                                    If to LICENSOR:

                                    Genius Products, Inc.
                                    Attention:  President
                                    11250 El Camino Real, Suite 100
                                    San Diego, CA 92130
                                    Tel  (858) 793-8840
                                    Fax  (858) 793-8842


                                    With a copy to:

                                    Global Icons, LLC
                                    Attention:  Ken Abrams
                                    3679 Motor Avenue, 2nd Floor
                                    Los Angeles, CA 90034
                                    Tel  (310) 253-5110
                                    Fax  (310) 994-7334

                                    With a copy to:

                                    Silver & Freedman
                                    Attention:  Perry S. Silver
                                    1925 Century Park East, Suite 2100
                                    Los Angeles, California  90067-2722
                                    Tel  (310) 556-2356
                                    Fax  (310) 556-0832

                                    If to LICENSEE:

                                    Jakks Pacific, Inc.
                                    Attention:  President
                                    22761 Pacific Cast Highway, Suite 226
                                    Malibu, CA 90265
                                    Tel  (310) 456-7799
                                    Fax  (310) 317-8527

                                    With a copy to:

                                    -------------------------
                                    -------------------------
                                    -------------------------
                                    -------------------------

Notice shall be deemed given as of the date actually received by the last of the addressee party and that party's copy recipient to receive the notice as evidenced by acknowledgment of receipt, delivery in person, the date on the postal return, or electronic confirmation in the case of facsimile transmissions.

12. TIME Time is of the essence in performing the obligations of this Agreement.

13. INTERPRETATION The License Agreement shall be interpreted to give LICENSOR maximum control of its Property and the usage of the Property. Any uncertainty or ambiguity shall not be construed for or against the party based on attribution of drafting to either party. The caption headings of the sections are for convenience only and shall not be used for interpretation.

14. GOVERNING LAW/ JURISDICTION/ VENUE All questions concerning this Agreement, the rights and obligations of the parties, its enforcement, and its validity, effect, interpretation and construction which are governed by state law shall be determined under the laws of the State of California. All national law questions shall be governed by the laws of the United States of America; except that if LICENSOR seeks provisional relief, the law of the place where the provisional relief is sought shall apply. LICENSOR and LICENSEE agree to be subject to jurisdiction in Los Angeles County, California and agree to exclusive venue in the courts in Los Angeles County, California.

15. ASSIGNABILITY. Neither this Agreement nor any rights, duties or obligations in this Agreement may be assigned or delegated by LICENSEE, without the prior written consent of LICENSOR. A change of control of LICENSEE or the sale of all or substantially all of the assets of LICENSEE shall constitute an assignment of this Agreement requiring LICENSOR's written consent. A "change of control" shall be deemed to have occurred if any of the following events shall have occurred if (1) any corporation, other person or "Group" (as defined below) becomes the "Beneficial Owner" (as defined below) of more than 50% of LICENSEE's outstanding Common Stock or (2) if both Steve Berman and Jack Friedman have to resign their respective offices. For purposes of this definition of change in control, the following terms shall have the following meanings: "Beneficial Owner" shall have the meaning which that term is given in Rule 13d-3 under the Securities Exchange Act of 1934 as amended (the "Act"). "Group" shall mean persons who act in concert as described in Section 14(d)(2) of the Act.

16. RELATIONSHIP OF THE PARTIES Nothing in this Agreement shall be construed to place the parties in the relationship of legal representatives, partners, joint venturers or agents. LICENSEE shall have no power to oblige or bind LICENSOR or GLOBAL in any manner except as provided.

17. WAIVER AND INTEGRATION; AMENDMENTS The failure of a party to insist upon strict adherence to any term of this Agreement, or to object to any failure to comply with any provision of this Agreement, shall not be a waiver of that term or provision, estop that party from enforcing that term or provision, or preclude that party from enforcing that term or provision by estoppel or by laches. The receipt by a party of any benefit from this Agreement (e.g., Royalty) shall not be construed as a waiver or estoppel of the right of that party to enforce any section. None of the terms of this Agreement shall be deemed to be waived or modified, including all provisions of this Paragraph, except by an express agreement in writing, signed by an authorized officer of the party against whom enforcement of the waiver or modification is sought, supported by a new consideration. This Agreement, including all attachments, constitutes the entire agreement between the parties, and supersedes all prior negotiations and agreements between the parties concerning its subject matter. This writing is intended as the final, complete and exclusive statement of the terms of the Agreement between the parties and cannot be changed or terminated orally.

18. INTEGRATION. This Agreement, and all Schedules referenced herein, constitutes the entire, final and exclusive agreement between the parties with respect to the matters set forth herein; any and all prior agreements, whether written or oral, with respect to the matters set forth herein, are superseded by this Agreement.

19. ATTORNEYS' FEES AND PROFESSIONAL EXPENSES If any legal action or dispute arises under this Agreement, arises by reason of any asserted breach of it, or arises between the parties and is related in any way to the subject matter of the Agreement, the prevailing party shall be entitled to recover all costs and expenses including reasonable attorneys' fees, investigative costs, accounting fees and charges for experts. The "PREVAILING PARTY" shall be the party who is entitled to recover its costs of suit, whether or not the suit proceeds to final judgment; if there is no court action, the prevailing party shall be the party who wins any dispute. A party need not be awarded money damages or all relief sought in order to be considered the "prevailing party" by a court.

20. SURVIVAL All obligations of the parties of a continuing nature shall survive the termination or expiration of this Agreement.

21. SEVERABILITY If any provision of this Agreement is held by a court of competent jurisdiction or an arbitrator to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

22. BINDING AGREEMENT This Agreement shall be binding on and inure to the benefit of the parties and their respective successors, agents, affiliates, representatives and permitted assigns.

23. EXHIBITS/SCHEDULES All Exhibits or Schedules are incorporated into this Agreement.

24. REMEDIES All specific remedies provided for in this Agreement shall be cumulative and shall not be exclusive of one another or of any other remedies available in law or equity.

25. COUNTERPARTS This Agreement may be executed in two (2) or more counterparts, each of which together will constitute the same agreement, whether or not all parties execute each counterpart.



     IN WITNESS WHEREOF the parties hereto have executed this License Agreement as of the day and year first above written.

LICENSOR:


By: /S/  KLAUS MOELLER
   -------------------------------------------
Its:  CEO



LICENSEE:


By:
   -------------------------------------------
Its:  Executive Vice President & Chief Financial Officer

                                   SCHEDULE A
                                   ----------

                                    PROPERTY


1. Licensor (1) has certain trademarks registered or pending in its name (as set forth in Schedule B attached hereto, which may be amended and restated from time to time), and (2) is the exclusive owner of certain rights in and to the names, characterizations, designs, artwork, symbols, concepts, ideas, themes, plots, stories and spin-offs relating to and associated with the characters and elements contained in the Genius Products, Inc. works.

                                  SCHEDULE 1(c)

                         DEFINITION OF LICENSED PRODUCTS

     1.       Action Figures
     2.       Board Games
     3.       ELA Toys
     4.       Lunch Boxes
     5.       Playsets
     6.       Plush
     7.       Pre-School and Infant Toys
     8.       Puzzles
     9.       Stationery
     10.      Stickers
     11.      Vehicles

Other toys that the parties agree in writing are within the scope of an exclusive master toy license.


"Licensed Products" do not include the following :

1. Small Furniture - Bouncers, Travel Bassinets
2. Nursery Accessories - Musical Mobiles (for infant care aisle), Lamps
3. Picture Frames
4. Pacifier Attachers
5. Plastic Water Teether
6. Plastic "Key" Teether
7. Musical Rattle Teether
8. Infant utensils
9. Bath Accessories:

         a. Infant Bath Aid - a die cut sponge cut at the bottom of the bathtub used in securing child in tub
         b. Spout Covers
         c. Tub Toy Bag
         d. Bath Visor
         e. No Skids
         f. Accessories

11. ACCESSORIES (FOR INFANT CARE ISLE)
         a. Stroller Activity Bar
         b. Stroller Attach-a-Toy
         c. Infant Carrier Attach-a-Toy

                                 SCHEDULE 1(d)
                                 -------------

CHANNELS OF DISTRIBUTION

The following Channels of Distribution apply to this License Agreement only if initialed by the authorized signatory of Licensor:

______ CONSUMER SALES: sales of Licensed Products directly or through Licensee's authorized wholesalers, representatives or distributors to retail establishments for eventual resale to the consumer;

______ MAIL ORDER SALES: sales of Licensed Products directly to the consumer through direct mail solicitation or catalogues;

______ SHOPPING NETWORK SALES: sales of Licensed Products directly or through Licensee's authorized representatives, wholesalers and distributors through media such as infomercials, local, cable, wireless or fiber optic television shopping channels, on-line shopping, or otherwise;

______ INTERNET SALES: sales of Licensed Products through the world wide web.

                                  SCHEDULE 9(c)

                   LIST OF LICENSEE OWNERS AND KEY MANAGEMENT



                                 KEY MANAGEMENT

TITLE                                           NAME
-----                                           ----

Chairman and CEO                            Jack Friedman

President and COO                           Stephen G. Berman